## MUTUAL RELEASE

1. Parties. THIS MUTUAL RELEASE ("Release") is dated and entered into as of this 27th day of September, 2007, by and between ***ReoStar Energy Corporation*** ("REOS") a Nevada corporation located at 3880 Hulen Street, Suite 500, Fort Worth, TX 76107, and ***Nitro Petroleum Inc*** ("NPI").

2. Recitals. The facts and circumstances giving rise to this Release are as set forth herein below.

2.1 REOS owns approximately 1,475 net mineral acres in mineral interest leaseholds located in Montague County, Texas known as the Dyemound Prospect (the "Prospect Leases") which are part of the geologic trend identified as the Barnett Shale; and

2.2 When REOS (via its predecessor company, REO Energy, Ltd.) acquired the Prospect Leases, NPI (via its predecessor company, Ingenium Capital Corp.) participated in the purchase by purchasing approximately a 50% interest in the Prospect Leases from REOS (via its predecessor company, REO Energy, Ltd.) for $300,000.00. However, no assignment of the sale of the 50% interest to NPI was filed with the County.

2.3 REOS no longer intends to develop the Prospect Leases and has located a buyer to purchase the Prospect Leases.

2.4 In order to expedite the sale of the Prospect Leases, REOS agrees to repurchase the 50% interest in the Prospect Leases from NPI and NPI agrees to sell its 50% interest in the Prospect Leases to REOS

3. Consideration. Consideration for this Release is the mutual promise herein and each act done by the parties hereto pursuant hereto, the receipt and sufficiency of which is acknowledged by the parties hereto, and the following:

1. REOS shall pay $325,000.00 to NPI.

2. NPI hereto acknowledges that it will not be entitled to any additional consideration for the execution of this Release other than as expressly set forth and provided for herein. By its signature below, NPI hereto acknowledges the receipt and sufficiency of the consideration evidenced by this Release.

3. REOS will deliver the funds to NPI on or before October 25, 2007. NPI shall provide REOS with appropriate bank wiring instructions upon delivery of this executed Release.

4. No Pending Claims. NPI warrants and represents that there are no claims against it related to its interest in the Prospect Leases, which is either pending, or otherwise aware. NPI acknowledges that REOS is relying upon this representation and this representation is a material inducement to the execution of this Release by REOS.

IF ANY SUCH CLAIM or proceeding results in any claim or proceeding against NPI, then NPI shall indemnify and save REOS harmless from all resulting liabilities, obligations and costs which now or hereafter exist by reason of any cause, events, acts or omissions existing prior to the execution of this Mutual Release.

5. Authorization. The making and performance of this Release has been duly authorized and is approved by each party hereto. This Release constitutes the legal, valid and binding obligation of each party hereto and is enforceable in accordance with its terms. In addition, the undersigned are duly authorized by the respective parties to execute this Release in their representative capacities by all necessary proceeding.

6. Representatic 1 and Ownership and Indemnification. Each party hereto and/or their subsidiaries represent and conven: that they are the owners of any and all claims at issue herein or in any way relating to or involving the sul ject matter set forth herein.

7. Review and U iderstanding. Each party hereto has reviewed the Release and they understand fully the terms of this Release and its consequences and have had this Release reviewed by competent legal counsel of their choic.

8. Binding Effect. This Release shall be binding upon and inure to the benefit to the parties hereto and their respective : uccessors, assigns, heirs, and legal representatives, but shall not be binding on any party until signed by all parties. It is expressly understood and agreed that the terms hereof are contractual in nature, including t iose set forth in the provisions designated "Recitals," and are not mere recitals, the agreements herein contained and the consideration transferred hereby are to by peace, and the consideration transfer ed and conveyed hereby shall not be construed as an admission of liability by any of the parties to this Rel ase.

9. Modification. No modification or amendment of this Release shall be effective unless such modification or amenc ment is in writing and signed by all parties hereto.

10 Governing Lav. The interpretation, construction, and performance of this Release shall by governed by the laws of the Sta e of Texas, and this Release is performable in Tarrant County, Texas.

11 Severability. If any portion of this Release shall be held to be invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Release shall be considered valid and operative, and no effect shall be given t the intent manifested by the portion held invalid or inoperative.

12 Execution of I ecessary Documents. Each party hereto further convents and agrees to execute any and all documen s necessary to effectuate the provisions of this Release and to cooperate fully with each other in carry ou: the provisions of this Release.

13 Survival. Each and every provision of this Release shall survive the execution hereof.

14 Entire Agreen ent. This Agreement for all purposes constitutes the entire agreement between the parties hereto anc supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whet ier oral or written.

15 Attorneys' Fees. In the event of any litigation concerning any controversy, claim or dispute between each party hereto aris ng out of or relating to this Release or the breach hereof, or the interpretation hereof, the prevailing party sl all be entitled to recover form the losing party reasonable expenses, attorneys' fees, and cost incurred ther :in or in the enforcement or collection of any judgment or award rendered herein.

IN WITNESS WHEREC F, the parties have duly executed this Agreement as of the day and year first above written.

| | |
|---|---|
| ***REOSTAR ENERGY CORPORATION.*** | ***NITRO PETROLEUM, INC.*** |
| By: [signature] | By: [signature] |
| Title: CEO | Title: CEO |
| Date: 10-22-07 | Date: 10-25-07 |